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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): OCTOBER 31, 2001

                         COMMISSION FILE NUMBER 1-07149

                                    ITIS INC.
                 (Exact name of Company as specified in charter)


             DELAWARE                                82-0277987
  (State or other jurisdiction of          (IRS Employer Identification No.)
   incorporation or organization)


  4301 WINDFERN ROAD, SUITE 200, HOUSTON, TEXAS       77041-8915
    (Address of principal executive offices)          (Zip Code)


                Registrant's telephone number: (281) 600-6000


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ITEM 2: DISPOSITION OF ASSETS.

      On October 31, 2001, the stock of wholly owned subsidiary Venco Compliance, Inc. was sold and transferred by ITIS Inc. to its former shareholders, Donald E. and Cathryn V. Tull.
ITIS will receive $1,000 on December 1, 2001 and 5% of any future revenues of Venco in excess of $10,000 per month. At October 31, 2001, average monthly revenues of Venco were approximately $3,700.

      ITIS entered into an agreement in October 2000 to acquire stock in Compass Data Systems, Inc. from three individual Compass shareholders. Under the terms of the agreement, sixty-eight percent of Compass stock was to be delivered; the required percentage was never received. Further, it appears that the three Compass shareholders never took appropriate action with respect to the sale. As of October 31, 2001, the operations and management of Compass, previously reported as a subsidiary of ITIS, were turned over to current Compass employees.

      In August 2001, certain shareholders of Compass filed suit in Washoe County, Nevada against the aforementioned three shareholders, alleging that the stock the three individuals delivered was not valid, and that as a result, ITIS has no ownership interest in Compass. The wrongful actions as alleged in the suit relate to stock ownership of a predecessor of Compass. ITIS is not a party to this lawsuit and intends to place the shares of Compass received in the transaction in the registry of the Nevada Court and to cancel the shares of ITIS that were issued to the three individuals.


                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          ITIS, INC.


Date: November 14, 2001                   By:   /s/ HUNTER M.A. CARR
                                             --------------------------
                                                Hunter M.A.Carr
                                                President and
                                                Chief Executive Officer